As filed with the Securities and Exchange Commission on November 10, 2005
Registration Statement No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SAFEGUARD SCIENTIFICS, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State of Incorporation)	23-1609753 (I.R.S. Employer Identification No.)
800 The Safeguard Building, 435 Devon Park Drive, Wayne, PA 19087-1945
(Address of principal executive offices, including zip code)
2005 Employment Inducement Awards
(Full title of the plan)
Steven J. Feder
Senior Vice President and General Counsel
Safeguard Scientifics, Inc.
800 The Safeguard Building, 435 Devon Park Drive
Wayne, PA 19087-1945
(Name and Address of Agent for Service)
(610) 293-0600
(Telephone Number of Agent for Service)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount to	Maximum	Maximum	Amount of
Title of Each Class of Securities to Be	Be	Offering Price	Aggregate	Registration
Registered	Registered(1)	Per Share(2)	Offering Price(2)	Fee(2)
Common Stock, $.10 per share, together with related rights to purchase Series A Junior Participating Preferred Stock	4,000,000	$1.275	$5,100,000	$967.49
	2,000,000	$1.560	$3,120,000

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also registers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments. Associated with each share of common stock is the right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock. The preferred stock purchase rights do not carry a separate price.
(2)	Pursuant to Rule 457 under the Securities Act of 1933, the registration fee is computed based upon the per share exercise price at which the inducement awards may be exercised

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information required by Part I of Form S-8 is included in documents to be given to the recipient of the securities registered hereby in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, as filed by Safeguard Scientifics, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”), are incorporated by reference in this registration statement:

Registrant’s SEC Filings	Period Covered or Date of Filing

Annual Report on Form 10-K	Year ended December 31, 2004

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2005, June 30, 2005 and
September 30, 2005

Current Reports on Form 8-K	Filed with the SEC on April 15, 2005, April 29,
2005, May 6, 2005, June 10, 2005, August 4, 2005
(relating to agreement with Peter J. Boni and
Amendment to Loan Agreement), September 13,
2005, September 19, 2005, October 31, 2005 and November 10, 2005
The description of the common stock contained on Form 8-A as has been filed with the SEC and amended from time to time.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement but prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold (excluding any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K), shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of each such document.
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is also incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 4. Description of Securities.
Not Applicable.

Item 5. Interests of Named Experts and Counsel.
The validity of the issuance of the shares of common stock offered hereby has been passed upon for the Registrant by Steven J. Feder, Esquire, 800 The Safeguard Building, 435 Devon Park Drive, Wayne, PA 19087-1945. Mr. Feder is Senior Vice President and General Counsel of Safeguard Scientifics, Inc. and beneficially owns 10,959 shares of the Registrant and holds options to purchase up to 1,000,000 shares of Registrant, none of which are currently exercisable.
Item 6. Indemnification of Directors and Officers.
Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”) provide that a business corporation may indemnify directors and officers against liabilities they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. The corporation is required to indemnify directors and officers against expenses they actually and reasonably incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.
Section 1713 of the PBCL permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. The statute provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or responsibility under a criminal statute.
Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.
The Registrant’s Articles of Incorporation provide that a director or officer of the Registrant shall not be personally liable for monetary damages as such (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys’ fees and disbursements)) for any action taken, or any failure to take any action, unless the director or officer has breached or failed to perform the duties of his or her office under the Articles or the bylaws of the Registrant or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness provided that such limitation on monetary damages does not relieve a director or officer of liability for the payment of any taxes pursuant to local, state or federal law, or liability or responsibility pursuant to any criminal statute.
Section 6 of Article II of the bylaws also limits the monetary liability of directors for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office. The limitation on monetary liability does not extend to breaches of duty constituting self-dealing, willful misconduct or recklessness and does not relieve a director of liability for the payment of any taxes pursuant to local, state or federal law, or liability or responsibility pursuant to any criminal statute.
Article VIII of the bylaws provides, except as expressly prohibited by law, an unconditional right to indemnification for expenses and any liability paid or incurred by any director or officer of the Registrant, or any other person designated by the board of directors as an indemnified representative, in connection with any proceeding in which the indemnified representative may be involved as a party or otherwise, by reason of the fact that such person is or was serving in an indemnified capacity, including without limitation liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to stricter products liability, except where such indemnification is expressly prohibited by applicable law or where the conduct of the indemnified representative has been determined to constitute willful misconduct, recklessness or self-dealing sufficient in the circumstances to bar indemnification against liabilities arising from the conduct.
The Registrant has a directors’ and officers’ liability insurance policy that affords directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.
Item 7. Exemption from Registration Claimed.
None.
Item 8. Exhibits.
The following is a list of exhibits required by Item 601 of Regulation S-K filed as part of this registration statement. For exhibits that previously have been filed, the Registrant incorporates those exhibits herein by reference. The exhibit table below includes the form type and filing date of the previous filing and the location of the exhibit in the previous filing which is being incorporated by reference herein.

Incorporated Filing
Reference
Original
Exhibit		Form Type &	Exhibit
Number	Description	Filing Date	Number
5.1*	Opinion of Steven J. Feder, Esquire
10.1*	Stock Option Grant Certificate dated August 16, 2005 for 1,000,000 stock options awarded to Peter J. Boni
10.2	Stock Option Grant Certificate dated August 16, 2005 for 3,000,000 stock options awarded to Peter J. Boni	Form 10-Q 11/9/05	10.2
10.3*	Stock Option Grant Certificate dated September 7, 2005 for 500,000 stock options awarded to James A. Datin
10.4	Stock Option Grant Certificate dated September 7, 2005 for 1,500,000 stock options awarded to James A. Datin	Form 10-Q 11/9/05	10.4
23.1*	Consent of KPMG LLP
23.2*	Consent of Counsel (included in opinion filed as Exhibit 5.1 hereto)
24.1*	Power of Attorney (included with signature page of this Registration Statement)

*	Filed herewith
Item 9. Undertakings.
The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
          (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the registration statement;
          (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wayne, PA on November 9, 2005.

SAFEGUARD SCIENTIFICS, INC.
By:	/s/ Peter J. Boni
Peter J. Boni
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby appoints Christopher J. Davis and Steven J. Feder, and each of them acting individually, as his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, with the authority to execute in the name of each such person, and to file with the Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including post-effective amendments) to this registration statement, and any registration statements filed pursuant to General Instruction E to Form S-8 in respect of this registration statement and any and all amendments thereto (including post-effective amendments and all other related documents) necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission in respect thereof, which amendments or registration statements may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Signature	Title	Date
/s/ Peter J. Boni Peter J. Boni	Chief Executive Officer and President, and Director (Principal Executive Officer)	Dated: November 9, 2005

/s/ Christopher J. Davis Christopher J. Davis	Executive Vice President and Chief Administrative & Financial Officer (Principal Financial and Accounting Officer)	Dated: November 9, 2005

Anthony L. Craig	Director	Dated: November ___, 2005

/s/ Julie A. Dobson Julie A. Dobson	Director	Dated: November 9, 2005

/s/ Robert E. Keith Jr. Robert E. Keith, Jr.	Chairman of the Board of Directors	Dated: November 9, 2005

/s/ Andrew E. Lietz Andrew E. Lietz	Director	Dated: November 9, 2005

/s/ George MacKenzie George MacKenzie	Director	Dated: November 9, 2005

/s/ Jack L. Messman Jack L. Messman	Director	Dated: November 9, 2005

John W. Poduska Sr.	Director	Dated: November ___, 2005

/s/ Robert Ripp Robert Ripp	Director	Dated: November 9, 2005

/s/ John J. Roberts John J. Roberts	Director	Dated: November 9, 2005

EXHIBIT INDEX
The exhibit table below includes the form type and filing date of the previous filing and the location of the exhibit in the previous filing which is being incorporated by reference herein.

Incorporated Filing
Reference
Original
Exhibit		Form Type &	Exhibit
Number	Description	Filing Date	Number
5.1*	Opinion of Steven J. Feder, Esquire
10.1*	Stock Option Grant Certificate dated August 16, 2005 for 1,000,000 stock options awarded to Peter J. Boni
10.2	Stock Option Grant Certificate dated August 16, 2005 for 3,000,000 stock options awarded to Peter J. Boni	Form 10-Q 11/9/05	10.2
10.3*	Stock Option Grant Certificate dated September 7, 2005 for 500,000 stock options awarded to James A. Datin
10.4	Stock Option Grant Certificate dated September 7, 2005 for 1,500,000 stock options awarded to James A. Datin	Form 10-Q 11/9/05	10.4
23.1*	Consent of KPMG LLP
23.2*	Consent of Counsel (included in opinion filed as Exhibit 5.1 hereto)
24.1*	Power of Attorney (included with signature page of this Registration Statement)

*	Filed herewith